Free Writing Prospectus Filed Pursuant to Rule 433 Registration File No. 333-156775

From:	Ally Demand Notes <email@email.ally.com>
To:	Sam Sample
Subject:	Your Ally Demand Notes Rate has Increased – Easily Transfer Money Today
Date:	xxxx xx, xxxx

DOING RIGHT BY YOU	demandnotes.com

Take advantage of our new rate Your Demand Notes rate just got better - Invest more today

Rates have gone up!	Transfer Funds Today
● Take advantage of higher rates ● Invest more - it’s easy ● Convenient access to your funds

Dear <Name>

Great news — the rate on your Ally Demand Notes has increased to 2.25%, which means that now could be the right time to move some of your savings into your Demand Note investment.

In addition to a higher rate, it's easy for you to invest more using one of the methods below.

• Check
• Online transfer
• Wire transfer
• Automatic recurring deposits

You'll also get convenient access to redeem all or part of your investment anytime by check, phone, mail or electronic transfer. Invest more in Demand Notes today and take advantage of the higher rates.

Transfer Funds Today

Questions? You can easily contact us at 800-684-8823, Monday through Friday, 8 a.m. to 7 p.m. ET.

Demand Notes is Offered in the US by Prospectus Only
Ally Financial Inc. ("Ally") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Ally has filed with the SEC for more complete information about Ally and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus is available on our website at www.demandnotes.com. If you prefer, Ally will arrange to send you the prospectus if you request it by calling toll-free (866) 710-4623.

Demand Notes is an unsecured debt obligation of Ally Financial Inc. offered in the U.S. by prospectus only. It's not a money market fund. It's not a bank account or bank guaranteed. It's not FDIC-insured. May lose value. Interest rates may change at any time.

Ally Demand Notes, P O Box 535006, Pittsburgh, PA 15253-5006

Please do not reply to this e-mail. Please visit our website at demandnotes.com for additional information

©2010 Ally and Ally Demand Notes are registered service marks.

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